UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2015

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 300 Park Center I
6100 Oak Tree Boulevard
Independence, Ohio 44131
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
GrafTech International Ltd. (“GrafTech”) has announced, that that Quinn J. Coburn, GrafTech’s Vice President of Finance and Treasurer, will assume the additional role of Interim Chief Financial Officer, effective May 15, 2015. Erick R. Asmussen, Vice President and Chief Financial Officer, has decided to leave GrafTech to pursue other opportunities.
Quinn J. Coburn, age 51, our Vice President of Finance and Treasurer, joined GrafTech in August 2010 after working at NCR Corporation from December 2002 until August 2010, including service as that company’s Vice President and Treasurer. Mr. Coburn graduated with a B.S. in Accounting from Utah State University in 1988. He received an MBA from University of Pennsylvania’s The Wharton School in 1992. There are no family relationships among Mr. Coburn and any director or executive officer of the Company. Mr. Coburn is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Coburn will receive a one-time payment of $25,000 for assuming the additional role of Interim Chief Financial Officer. His annual base salary is $286,000 and he is eligible for a bonus under GrafTech’s annual incentive plan, the target amount of which is equal to 45% of his base salary and awards under GrafTech’s long-term incentive plan. The actual amount of payouts under the foregoing plans are subject to the attainment of applicable performance targets. He is a participant in the 2005 Equity Incentive Plan pursuant to which he received awards on terms set forth in the Company’s standard form of Long Term Incentive Award Agreement and will be eligible to receive future awards. He is also eligible to participate in the Deferred Compensation Plan and the Savings Plan.

Item 8.01. Other Events.
On April 29, 2015, GrafTech issued a press release regarding the foregoing. A copy of such press release is furnished as Exhibit 99.1 to, and incorporated by reference in, this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.

99.1	Press release of GrafTech International Ltd., dated April 29, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date:	April 29, 2015	By:	/s/ John D. Moran
John D. Moran
Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	Press release of GrafTech International Ltd., dated April 29, 2015